UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

RELIV’ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11768	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

                Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

 Item 1.01. Entry into a Material Definitive Agreement

On June 19, 2007, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The agreement is for a term of three years commencing on January 1, 2007 with a provision for automatic one year renewal terms, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $600,000, as may be determined from time to time by the Board of Directors. Mr. Montgomery is also to participate in the Company’s annual incentive compensation and the Company’s long-term incentive compensation plans, the Company’s stock option plan and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months.

The agreement also allows Mr. Montgomery the option, upon reaching age 65, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in base annual compensation and a reduction of 25% of Mr. Montgomery’s incentive compensation. As a result of the election, Mr. Montgomery’s title and duties would be modified as the Company and Mr. Montgomery agree; provided, however, he would remain Chief Executive Officer. Mr. Montgomery also has the option upon reaching age 65 to terminate his active service and continue in a consulting capacity. The term of the consulting period would be for 15 years and Mr. Montgomery would receive approximately 30% of his prior average annual compensation over the previous five years as a consulting fee. The agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and contains a covenant of Mr. Montgomery not to compete with the Company.

A copy of the Employment Agreement is attached as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Montgomery Employment Agreement dated June 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Relìv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on June 25, 2007.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Montgomery Employment Agreement dated June 19, 2007.